As filed with the Securities and Exchange Commission on March 28, 2024

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEARABLE DEVICES LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3873	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Ha-Tnufa St.	Mudra Wearable, Inc.
Yokne’am Illit, 2066736 Israel	24A Trolley Square #2203
Tel: +972.4.6185670	Wilmington, DE 19806
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Howard Berkenblit, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) HaArba’a Towers 28 HaArba’a St. North Tower, 35th floor Tel-Aviv, Israel 6473925 T +972.74.758.0480	Benjamin Waltuch, Esq. Max Lindenfeld, Esq. Michael Nussbaum, Esq. Pearl Cohen Zedek Latzer Baratz LLP Times Square Tower, 7 Times Square New York, NY 10036 Tel: 646.878.0800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED March 28, 2024

Up to 12,000,000 Ordinary Shares

Up to 12,000,000 Pre-Funded Warrants

Wearable Devices Ltd.

We are offering up to 12,000,000 ordinary shares, NIS 0.01 par value per share, or Ordinary Shares, of Wearable Devices Ltd., or the Company in a firm commitment public offering. We are offering all of the Ordinary Shares offered by this prospectus.

We are also offering those purchasers whose purchase of Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, Pre-Funded warrants, or Pre-Funded Warrants, in lieu of Ordinary Shares. Each Pre-Funded Warrant will be immediately exercisable for one Ordinary Share and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The purchase price of each Pre-Funded Warrant will equal the price per share at which the Ordinary Shares are being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per share. For each Pre-Funded Warrant we sell, the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. There is no established public trading market for the Pre-Funded Warrant and we do not expect a market to develop. We do not intend to apply for a listing of the Pre-Funded Warrants on any national securities exchange. This offering also relates to the Ordinary Shares issuable upon exercise of any Pre-Funded Warrants sold in this offering.

Our Ordinary Shares and previously issued warrants, or the IPO Warrants, are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “WLDS” and “WLDSW,” respectively. On March 27, 2024, the last reported sale price of our Ordinary Shares and IPO Warrants on Nasdaq was $0.583 per share and $0.08 per Warrant, respectively.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are subject to reduced public company reporting requirements.

We have assumed a public offering price of $0.583 per Ordinary Share, the last reported sale price on Nasdaq of our Ordinary Shares on March 27, 2024. The actual offering price per Ordinary Share will be negotiated between us and the underwriters based on, among other things, the trading of our Ordinary Shares prior to the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Per Pre-Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions (1)	$	$	$
Proceeds to us (before expenses)	$	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted a 45-day option to the underwriters to purchase up to an additional 1,800,000 Ordinary Shares and/or Pre-Funded Warrants from us solely to cover over-allotments, if any.

Delivery of the securities being offered pursuant to this prospectus is expected to be made on or about           , 2024, subject to customary closing conditions.

ThinkEquity

The date of this prospectus is            , 2024

Mudra technology empower intuitive neural input

transforming intentions into touchless digital actions across any device. award winning gesture technology available to OEMs, Mudra is poised to become a leader in this rapidly growing market.

mudra
BAND

3:10
Turn on
Air-Touch

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Wearable Devices” refer to Wearable Devices Ltd. “Mudra” is a registered trademark of Wearable Devices Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes thereto and the other information incorporated by reference herein.

Our Company

We are a growth company developing a non-invasive neural input interface in the form of a wearable wristband for controlling digital devices using subtle touchless finger movements. Since our technology was introduced to the market in 2014, we have been working with both B2B and B2C customers as part of our push-pull strategy. We are now in the transition phase from research and development to commercialization of our technology into B2B products. At the same time, we have commenced shipment of the “Mudra Band”, our first B2C consumer product, and aftermarket accessory band for Apple Watch that enables gesture control across Apple ecosystem devices such as iPhone, Mac computer, Apple TV, and iPad, inter alia.

Our company’s vision is to create a world in which the user’s hand becomes a universal input device for touchlessly interacting with technology. We believe that our technology is setting the standard input interface for the Metaverse. We intend to transform interaction and control of digital devices to be as natural and intuitive as real-life experiences. We imagine a future in which humans can share skills, thoughts, emotions, and movements with each other and with computers, using wearable interfaces and devices. We believe that neural-based interfaces will become as ubiquitous to interact with wearable computing and digital devices in the near future as the touchscreen is a universal input method for smartphones.

Combining our own proprietary sensors and AI algorithms into a stylish wristband, our Mudra platform enables users to control digital devices through subtle finger movements and hand gestures, without physical touch or contact. These digital devices include consumer electronics, smart watches, smartphones, augmented reality, or AR, glasses, virtual reality, or VR, headsets, televisions, personal computers and laptop computers, drones, robots, etc.

Mudra Development Kit, originally named Mudra Inspire, our B2B development kit product, started selling to B2B customers in 2018 as the first point of business engagement and contributed to our early-stage revenues. Our early-stage revenues are composed of sales of our Mudra Inspire and from pilot transactions with several B2B customers. Towards the end of 2023, we commenced the shipments of the “Mudra Band”, our first B2C consumer product and since the fourth quarter of 2023 we have shipped over one thousand Mudra Bands. In 2023 and 2022, we had revenues of $82 thousand and $45 thousand, respectively, and comprehensive and net loss of $7.8 million and $6.5 million, respectively.

Over 100 companies have purchased our Mudra Inspire development kit, 30 of which are multinational technology companies. These companies are exploring various input and control use-cases for their products, ranging over multiple countries and industry sectors, including consumer electronics manufacturers, consumer electronics brands, electronic components manufacturers, IT services and software development companies, industrial companies, and utility providers. Our objective with these companies is to commercialize the Mudra technology by licensing it for integration in the hardware and software of these companies’ products and services. We estimate that there will be a three-to-five-year period from the time we are first introduced to a customer to signing a licensing agreement. As of March 27, 2024, we have not signed a license agreement with any of these companies.

In addition to consumer electronics, we have recently expanded our brand to include neurotech and brain-computer interface sensors, with additional verticals that include Industry 4.0 – a new phase in the Industrial Revolution that focuses on interconnectivity, automation, machine learning, and real-time data, digital health, sport analytics, and more.

The core of our platform is Mudra, which means “gesture” in Sanskrit. Mudra– our surface nerve conductance, or SNC, technology and wristband tracks neural signals on the user’s wrist skin surface, which our algorithms decipher to predict as gestures made by finger and hand movements. The interface binds each gesture with a specific digital function, allowing users to input commands without physical touch or contact. Mudra gestures are natural to perform, and gestures can be tailored per a user’s intent, desired function, and the controlled digital device. Mudra can detect multiple gesture types, including hand movements, finger movements, and fingertip pressure gradations. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry 4.0 solutions.

Business Updates

OPPO Integration

In August 2023, we announced that our Mudra gesture technology was integrated with OPPO Mixed Reality (MR) Glass Developer Addition and was available at the Augmented World Expo Asia in Singapore. The announcement was made shortly after the launch of our Mudra licensing program. The licensing program provides a royalty-based license agreement through which original equipment manufacturers will have the ability to customize a reference design version of the Company’s award-winning Mudra gesture technology to meet the specific needs of their business.

Qualcomm Technologies, Inc. Collaboration Agreement

In February 2024, we announced that we had entered into a collaboration agreement with Qualcomm Technologies, Inc., or Qualcomm. The collaboration targets use of our Mudra technology when developing products using the Qualcomm Snapdragon Spaces™ XR Developer Platform, or Snapdragon Spaces, which we believe redefines interaction in AR and VR environments. Our Mudra technology has been optimized to work with Snapdragon Spaces, enhancing the user experience with intuitive, gesture-based interactions.

WisePlus Reseller Agreement

In March 2024, we entered into a reseller agreement with WisePlus, a premier provider of device software solutions. This collaboration aims to scale our licensing program reach by enabling local, on-site support and customization for enterprises in the markets of South Korea and China, tapping into WisePlus's extensive network and expertise in these regions. Under the terms of the agreement, WisePlus will serve as the official regional reseller of our Mudra technology allowing it to demo, negotiate, customize and resell our Mudra Developer Kit, which is a comprehensive toolset designed to revolutionize the development and integration on Wearable Devices’ neural input technology into solution, products and services across multiple industries and verticals.

B2C Updates – Online Distribution

The Mudra Band is currently available for purchase on Amazon at full retail price. The Mudra Band benefits significantly from the platform’s vast consumer base and robust marketing tools. We are also in discussions with leading e-commerce platforms and specialty online retailers, which have been strategically chosen to complement our Amazon strategy and broaden our digital footprint.

Our Growth Strategy

We intend to achieve a leading brand position for neural input technology, and to expand our operations to digital and wearable computers. Key elements of our growth strategy include:

●	Offer a broad range of platform devices. We believe everyone’s needs are unique, so we will offer our users a wide range of connected devices to interact and control in multiple styles, form factors, and price points, to allow people to find the devices that fit their lifestyles and goals. We believe that we can leverage the growing public acceptance and awareness of wearable neural technologies and the rising adoption of wearable devices to market multiple Mudra-based consumer products.

●	Introduce new features, use-cases, software applications, and services. We plan to continue introducing new features and services to increase user engagement and revenue. For example, we are investing in building a diverse user-gesture data bank, which will enable us to develop additional new gestures. It is our belief that the gestures should be natural for the user and tailored based on the use-case and controlled device, instead of a “one size fits all” approach which forces the user to learn new interactions. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry solutions. The platform serves multiple corporations, businesses and individuals in the form of customized mobile and computer applications with a broad range of business models that include hardware sales, licensing, and Software-as-a-Service, or SaaS model.

●	Integrate our Mudra technology into existing devices. We intend to leverage our strong relationships with multiple consumer electronics companies and brands to sign software and hardware licenses and royalty contracts to make ourselves a fundamental input component for all digital devices and platforms. We also believe our superior software and hardware integration ability to work with companies will enable us to sign agreements with leading global and smaller companies for consumer devices and industry use-cases.

●	Further penetrate the additional markets. We intend to increase our focus on building relationships with corporations in Industry 4.0, wellness and digital health, and sports analytics. Our main advantage is the ability to continuously and securely track the user’s engagement over lengthened periods of times and supply meaningful insights for employee performance and safety and the user’s physiology.

●	Expand brand awareness, global distribution and drive sales of our products and services. We intend to increase our marketing efforts to further expand global awareness of our brand and drive greater sales of our products and services. The international markets represent a significant growth opportunity for us, and we intend to expand sales of our products and services globally through select retailers and strategic partnerships.

●	Data monetization. Once we have a sufficiently large database, we intend to monetize data derived from a combination of gestures that authenticates a user, identification of patterns of daily behavior, and monitoring of metrics and identification. This will expand our offerings related to data and user behavior, which can open multiple new markets and opportunities.

Corporate Information

We are an Israeli corporation based in Yokne’am Illit, Israel and were incorporated in Israel in 2014 under the name Wearable Devices Ltd. Our principal executive offices are located at 5 Ha-Tnufa St., Yokne’am Illit, 2066736 Israel. Our telephone number in Israel is 972.4.6185670. Our website address is www.wearabledevices.co.il. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market, or Nasdaq, rules for domestic U.S. issuers. See “Risk Factors—Risks Related to This Offering and the Ownership of Our Ordinary Shares.” These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Ordinary Shares currently issued and outstanding	20,387,428 Ordinary Shares

Ordinary Shares offered by us	Up to 12,000,000 Ordinary Shares

Pre-Funded Warrants offered by us	We are also offering to those purchasers whose purchase of Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, Pre-Funded Warrants in lieu of Ordinary Shares. Each Pre-Funded Warrant will be exercisable for one share of our Ordinary Shares. The purchase price of each Pre-Funded Warrant will be equal to the price per Ordinary Share at which the Ordinary Shares are being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This offering also relates to the Ordinary Shares issuable upon exercise of any Pre-Funded Warrants sold in this offering. For each Pre-Funded Warrant we sell, the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. We do not intend to apply for a listing of the Pre-Funded Warrants on any national securities exchange. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Ordinary Shares to be outstanding after this offering	32,387,428 Ordinary Shares (assuming all Ordinary Shares issuable upon exercise of any Pre-Funded Warrants sold in this offering have been exercised for cash).

Offering Price	The assumed offering price is $0.583 per share (or $0.582 per Pre-Funded Warrant).

Use of proceeds

We expect to receive approximately $6.0 million in net proceeds from the sale of Ordinary Shares and Pre-Funded Warrants offered by us in this offering, after deducting the estimated underwriters’ discounts and commissions and offering expenses payable by us. We will receive nominal proceeds, if any, upon exercise of the Pre-Funded Warrants.

We currently expect to use the net proceeds from this offering for the following purposes:

●    approximately $ 1.8 million to manufacture the Mudra Band for Apple Watch product, which includes the purchase of components, manufacturing of components, and assembly of the product;

●    approximately $ 600 thousand to market the Mudra Band for Apple Watch and to market additional future consumer products of our B2C product line;

●    approximately $ 1.1 million for the continued research and development of our Mudra technology, including the research and development of the Mudra XR wristband, and additional neural signals architecture, algorithms and user experience, or UX;

●    approximately $ 800 thousand for sales and support of our B2B customers, and for the integration and licensing our Mudra technology into our B2B customers’ products; and

●     the remainder for working capital and general corporate purposes.

The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of this offering.

Over-allotment Option	We have granted a 45-day option to the representative of the underwriters to purchase up to 1,800,000 additional Ordinary Shares and/or Pre-Funded Warrants at a public offering price of $0.583 per share (or $0.582 per Pre-Funded Warrant), solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the closing date of this offering solely to cover sales of Ordinary Shares and/or Pre-Funded Warrants by the underwriters in excess of the total number of Ordinary Shares and/or Pre-Funded Warrants set forth in the table above. If any of these additional Ordinary Shares and/or Pre-Funded Warrants are purchased, the underwriters will offer the additional Ordinary shares and/or Pre-Funded Warrants on the same terms as those on which the shares are being offered.

Risk factors	You should read the “Risk Factors” section beginning on page 7 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our securities.

Nasdaq symbol	“WLDS” for the Ordinary Shares and “WLDSW” for the IPO Warrants. We do not intend to apply for listing of the Pre-Funded Warrants on any securities exchange or recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above is based on 20,387,428 Ordinary Shares outstanding as of March 27, 2024 and assumes that all of the Ordinary Shares offered hereby are sold and no Pre-Funded Warrants were sold. This number excludes:

●	1,749,189 Ordinary Shares issuable upon the exercise of options allocated or granted to directors, employees and consultants under our share incentive plan, at a weighted average exercise price of $0.73, of which 1,163,606 were vested as of March 27, 2024;

●	22,205 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $2.25, which are all vested as of March 27, 2024, and an additional 23,640 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $4.23 per Ordinary Share;

●	1,066,637 Ordinary Shares reserved for future issuance under our 2015 Share Option Plan, or the 2015 Plan;

●	671,687 Ordinary Shares issuable upon the exercise of warrants issued to certain investors in April 2021 pursuant to their share purchase agreements with us, at an exercise price of $5.29 per Ordinary Share; and

●	7,860,861 Ordinary Shares issuable upon the exercise of 7,860,861 IPO Warrants issued in our initial public offering, or the IPO, and warrants to purchase up to 187,500 Ordinary Shares, issued to Aegis Capital Corp. in the IPO, or the Underwriter’s Warrants.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our summary consolidated financial information as of and for the periods ended on the dates indicated below. We have derived the following statements of operations data for the three-year period ended December 31, 2023 from our audited consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2023 which is incorporated by reference into this prospectus. We have derived the following summary balance sheet data as of December 31, 2023 from our audited consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. See “Risk Factors” beginning on page 7 of this prospectus. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 20-F for the year ended December 31, 2023 which is incorporated by reference into this prospectus.

We report our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

	Year ended December 31
	2023	2022	2021
	U.S. dollars in thousands (except per share amounts)

Revenues	82	45	142
Expenses:
Cost of revenues	(62)	(10)	(10)
Research and development, net	(3,316)	(2,271)	(1,411)
Sales and marketing expenses, net	(2,008)	(1,370)	(665)
General and administrative expenses	(2,882)	(1,948)	(628)
Initial public offering expenses	-	(904)	(97)
OPERATING LOSS	(8,186)	(6,458)	(2,669)
FINANCING INCOME (EXPENSES), net	372	(38)	55
NET LOSS AND TOTAL COMPREHENSIVE LOSS	(7,814)	(6,496)	(2,614)

Net loss per ordinary shares, basic and diluted	(0.48)	(0.53)	(0.27)
Weighted average number of ordinary shares outstanding basic and diluted	16,201,238	12,277,224	9,709,590

The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. The below assumes the sale of the offering amount, that no Pre-Funded Warrants are issued in this offering which, if sold, would reduce the number of ordinary shares that we are offering on a one-for-one basis.

Consolidated Balance Sheet Data:	As of December 31, 2023
U.S. dollars in thousands	Actual	Pro Forma As Adjusted
Cash	810	6,829
Long term debt	278	278
Shareholders’ equity:
Share capital	57	93
Additional paid in capital	26,692	32,675
Accumulated losses	(21,223)	(21,223)
Total shareholders’ equity	5,526	11,545

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and those described under the section captioned “Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2023 and all other information contained or incorporated by reference into this prospectus and the documents incorporated by reference into this prospectus before making an investment in our securities. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs and, as a result, the market price of our securities could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

Risks Related to this Offering and the Ownership of the Ordinary Shares and Pre-Funded Warrants

Our current officers and directors and holders of more than 5% of our Ordinary Shares currently beneficially own an aggregate of approximately 32.2% of our Ordinary Shares. Although this percentage will decrease after this offering, they will continue to be able to exert significant control over matters submitted to our shareholders for approval.

As of March 27, 2024, our current officers and directors and holders of more than 5% of our Ordinary Shares beneficially own an aggregate of approximately 32.2% of our Ordinary Shares.  Although this percentage will decrease after this offering, they will continue to be able to exert significant control over matters submitted to our shareholders for approval. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.

The market price of our Ordinary Shares may be highly volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Ordinary Shares and Pre-Funded Warrants in this offering.

The trading price of our Ordinary Shares is likely to be volatile. As a result of this volatility, you may not be able to sell the Ordinary Shares at or above the public offering price. The market price for the Ordinary Shares may be influenced by many factors, including:

●	our dependency on the successful development, marketing and sale of our proprietary technology to our target customers;

●	the loss of the services of any of our executive officers or any key employees or consultants may adversely affect our ability to execute our business plan and harm our operating results;

●	our dependency upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business;

●	our dependency upon third-party service providers to provide a high quality of service, which if not met, may impact the utility of our products, our business, operating results and reputation;

●	our dependency on the use of certain raw materials and changes in the price or availability of such raw materials may impact our ability to efficiently produce our products;

●	general economic weakness, including inflation, or industry and market conditions;

●	whether a market for the Ordinary Shares will be sustained;

●	the granting or exercise of employee stock options or other equity awards; and

●	changes in investors’ and securities analysts’ perception of the business risks and conditions of our business.

In addition, the stock market in general, and the Nasdaq in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies. Broad market and industry factors may negatively affect the market price of our Ordinary Shares, regardless of our actual operating performance. Further, a systemic decline in the financial markets and related factors beyond our control may cause our share price to decline rapidly and unexpectedly.

Future sales of our Ordinary Shares could reduce the market price of our Ordinary Shares.

Substantial sales of our Ordinary Shares and IPO Warrants on the Nasdaq may cause the market price of our Ordinary Shares and IPO Warrants to decline. Sales by our shareholders of substantial amounts of our Ordinary Shares or IPO Warrants, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares and IPO Warrants.

The issuance of any additional Ordinary Shares, IPO Warrants or any securities that are exercisable for or convertible into Ordinary Shares may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares.

We do not know whether a market for the Ordinary Shares or IPO Warrants will be sustained or what the trading price of the Ordinary Shares or IPO Warrants will be and as a result it may be difficult for you to sell your securities.

Although our Ordinary Shares and IPO Warrants are listed on Nasdaq, an active trading market for the Ordinary Shares or IPO Warrants may not be sustained. It may be difficult for you to sell your Ordinary Shares or IPO Warrants without depressing the market price for the Ordinary Shares or IPO Warrants at all. As a result of these and other factors, you may not be able to sell your securities at or above the offering price or at all. Further, an inactive market may also impair our ability to raise capital through the sale of additional equity securities and may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Ordinary Shares and/or Pre-Funded Warrants as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

The IPO Warrants are listed on Nasdaq separately from our Ordinary Shares and this may provide investors with an arbitrage opportunity that could adversely affect the trading price of our Ordinary Shares.

Because the IPO Warrants are traded on Nasdaq, investors may be provided with an arbitrage opportunity that could depress the price of our Ordinary Shares.

If you purchase Ordinary Shares and/or Pre-Funded Warrants in this offering, you will incur immediate and substantial dilution in the book value of your investment.

You will suffer immediate and substantial dilution in the net tangible book value of the Ordinary Shares if you purchase Ordinary Shares and/or Pre-Funded Warrants in this offering. Based on an assumed public offering price of $0.583 per share, after giving effect to this offering, purchasers of Ordinary Shares in this offering will experience immediate dilution in net tangible book value of $0.23 per share. In addition, after giving effect to this offering, investors purchasing Ordinary Shares in this offering will contribute 20.9% of the total amount invested by shareholders since inception but will own 37.1 % of the Ordinary Shares outstanding.  In addition, the Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants to be issued pursuant to the offering will further dilute the ownership interest of shareholders not participating in this offering and holders of pre-funded warrants who have not exercised their pre-funded warrants. To the extent outstanding options and warrants are exercised, you will incur further dilution. See “Dilution” for a more detailed description of the dilution to new investors in the offering.

We have been notified by The Nasdaq Stock Market LLC of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Ordinary Shares could be delisted from Nasdaq.

On October 24, 2023, we received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC notifying us that we were not in compliance with its minimum bid price requirement because the closing bid price of our Ordinary Shares was below $1.00 per Ordinary Share for the previous 30 consecutive business days, or the Minimum Bid Price Requirement. We were granted 180 calendar days, or until April 22, 2024, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by April 22, 2024, we may be eligible for an additional 180-calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to The Nasdaq Stock Market LLC of our intent to regain compliance with such requirement during such second compliance period.

We intend to monitor the closing bid price of our Ordinary Shares and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement, including initiating a reverse stock split. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, The Nasdaq Stock Market LLC will provide notice that our Ordinary Shares will be subject to delisting from Nasdaq. At that time, we may appeal The Nasdaq Stock Market LLC’s determination to a hearings panel.

There can be no assurances that we will be able to regain compliance with the Minimum Bid Price Requirement or if we do later regain compliance with the Minimum Bid Price Requirement, that we will be able to continue to comply with all applicable Nasdaq listing requirements now or in the future. If we are unable to maintain compliance with these Nasdaq requirements, our Ordinary Shares will be delisted from Nasdaq.

In the event that our Ordinary Shares or IPO Warrants are delisted from Nasdaq, as a result of our failure to comply with the Minimum Bid Price Requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and are not eligible for listing on another exchange, trading in our Ordinary Shares and IPO Warrants could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares or Warrants, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares or IPO Warrants to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

 We may need to raise additional capital required to grow our business, and we may not be able to raise capital on terms acceptable to us or at all. Raising additional capital may cause dilution to our existing shareholders and may adversely affect the rights of existing shareholders.

Growing and operating our business will require significant cash outlays and capital expenditures and commitments. If cash on hand and cash from operating activities are not sufficient to meet our cash requirements, we will need to seek additional capital. We may need to raise additional capital through a combination of private and public equity offerings (such as this offering), debt financings and collaborations, and strategic and licensing arrangements. We may not be able to raise needed cash on terms acceptable to us or at all. Financing may be on terms that are dilutive or potentially dilutive to our shareholders, as described below, and the prices at which new investors would be willing to purchase our securities may be lower than the current price per share. The holders of new securities may also have rights, preferences, or privileges which are senior to those of existing holders of Ordinary Shares. If new sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans based on available funding, if any, which would harm our ability to grow our business.

To the extent that we raise additional capital through the issuance of equity (such as this offering) or otherwise including through convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity (such as this offering) or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Future sales of our Ordinary Shares or of securities convertible into our Ordinary Shares, or the perception that such sales may occur, could cause immediate dilution and adversely affect the market price of our Ordinary Shares.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop for the Pre-Funded Warrants.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited. Further, the existence of the Pre-Funded Warrants may act to reduce both the trading volume and the trading price of our common stock.

The Pre-Funded Warrants are speculative in nature.

Except as otherwise provided in the Pre-Funded Warrants, until holders of Pre-Funded Warrants acquire our common stock upon exercise of the Pre-Funded Warrants, holders of Pre-Funded Warrants will have no rights with respect to our common stock underlying such Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a shareholder of our common stock only as to matters for which the record date occurs after the exercise date.

Moreover, following this offering, the market value of the Pre-Funded Warrants is uncertain. There can be no assurance that the market price of our Ordinary Shares will ever equal or exceed the price of the Pre-Funded Warrants, and, consequently, whether it will ever be profitable for investors to exercise their Pre-Funded Warrants.

Significant holders or beneficial holders of Ordinary Shares may not be permitted to exercise the Pre-Funded Warrants that they hold.

A holder (together with its affiliates and other attribution parties) may not exercise any portion of a Pre-Funded Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 4.99% of our outstanding Ordinary Shares immediately after exercise, which percentage may be changed at the holder's election to a higher or lower percentage not in excess of 9.99% upon 61 days’ notice to us subject to the terms of the Pre-Funded Warrants. As a result, you may not be able to exercise your Pre-Funded Warrants for Ordinary Shares at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market and due to applicable transfer restrictions.

We may not receive any additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the Pre-Funded Warrant. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants.

Risks Related to Operations in Israel

We conduct our operations in Israel. Conditions in Israel, including conditions affected by the recent attack by Hamas and other terrorist organizations and Israel’s war against them, may affect our operations.

Our offices are located in Yokne’am Illit, Israel, thus, political, economic, and military conditions in Israel may directly affect our business. On October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. Following the attack, Israel’s security cabinet declared war against Hamas and the Israeli military began to call-up reservists for active duty. At the same time, and because of the declaration of war against Hamas, the clash between Israel and Hezbollah in Lebanon has escalated and there is a possibility that it will turn into a greater regional conflict in the future.

As of today, these events have had no material impact on the Company’s operations. According to the recent guidelines of the Israeli government, the Company’s offices are open and functioning as usual. However, if the war escalates and expands to the Northern border with Lebanon, the Israeli government potentially will impose additional restrictions on movement and travel, and our management and employees’ ability to effectively perform their daily tasks might be temporarily disrupted, which may result in delays in some of our projects.

The Company currently has the supply of materials needed for its regular operations. While there may be some possible delays in supply, those are currently not anticipated to be material to the Company’s operations. However, if the war continues for a significant amount of time, this situation may change.

Any hostilities involving Israel, terrorist activities, political instability or violence in the region, or the interruption or curtailment of trade or transport among Israel and its trading partners could make it more difficult for us to raise capital, if needed in the future, and adversely affect our operations and results of operations and the market price of our Ordinary Shares. Moreover, we cannot predict how this war will ultimately affect Israel’s economy in general, which may involve a downgrade in Israel’s credit rating by rating agencies (such as the recent downgrade by Moody’s of its credit rating of Israel from A1 to A2, as well as the downgrade of its outlook rating from “stable” to “negative”).

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition, and results of operations.

Further, many Israeli citizens are obligated to perform several days, and in some cases, more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists) and, in the event of a military conflict, may be called to active duty. In response to the series of attacks on civilian and military targets in October 2023, there have been significant call-ups of military reservists. Currently, none of the Company’s employees are in military reserve service. However, if the number of reservists in our Company increases and becomes significant, our operations could be disrupted by such call-ups.

Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and the market price of our Ordinary Shares, and could make it more difficult for us to raise capital. Parties with whom we do business may sometimes decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary, in order to meet our business partners face to face.

The intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on the Company’s business and operations and on Israel’s economy in general. However, if the war extends for a long period of time or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be harmed.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial condition. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, and adversely affect our ability to raise additional funds or sell our securities, among other impacts.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	Our financial statements for the year ended December 31, 2023, contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all;

●	SNC becoming the industry standard input method for wearable computing and consumer electronics;

●	our ability to maintain and expand our existing customer base;

●	our ability to maintain and expand compatibility of our devices with a broad range of mobile devices and operating systems;

●	timing of the shipment to early-booking orders of our Mudra Band;

●	our ability to maintain our business models;

●	our ability to correctly predict the market growth;

●	our ability to remediate material weaknesses in our internal control over financial reporting;

●	our ability to retain our founders;

●	our ability to maintain, protect, and enhance our intellectual property;

●	our ability to raise capital through the issuance of additional securities;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We expect to receive approximately $6.0 million in net proceeds from the sale of up to 12,000,000 Ordinary Shares and Pre-Funded Warrants offered by us in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, based upon an assumed public offering price of $0.583 per Ordinary Share, which is the last reported sales price on Nasdaq of our Ordinary Shares on March 27, 2024. If the underwriter’s over-allotment option to purchase up to an additional 1,800,000 Ordinary Shares and/or Pre-Funded Warrants in this offering is exercised in full for cash, we estimate that our net proceeds from this offering will be approximately $7.0 million, after deducting estimated underwriting discounts and commissions and our estimated offering expenses. We will receive nominal proceeds, if any, upon exercise of the Pre-Funded Warrants.

We currently expect to use the net proceeds from this offering for the following purposes:

●	approximately $ 1.8 million to manufacture the Mudra Band for Apple Watch product, which includes the purchase of components, manufacturing of components, and assembly of the product;

●	approximately $ 600 thousand to market the Mudra Band for Apple Watch and to market additional future consumer products of our B2C product line;

●	approximately $ 1.1 million for the continued research and development of our Mudra technology, including the research and development of the Mudra XR wristband, and additional neural signals architecture, algorithms and UX;

●	approximately $ 800 thousand for sales and support of our B2B customers, and for the integration and licensing our Mudra technology into our B2B customers’ products; and

●	the remainder for working capital and general corporate purposes.

A $0.20 increase (decrease) in the assumed public offering price of $0.583 per Ordinary Share would increase (decrease) the net proceeds we received from this offering by $ 2.2 million, assuming the offering of 12,000,000 Ordinary Shares in this offering.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, the development of our products and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the timing, scope, progress and results of our research and development efforts, timing and progress of our clinical trials, regulatory and competitive environment and other factors that management believes are appropriate.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Payment of dividends may be subject to Israeli withholding taxes (see “Taxation” for additional information).

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2023:

●	on an actual basis; and

●

on a pro forma as adjusted basis to give effect to the issuance of the sale of 12,000,000 Ordinary Shares in this offering, at an assumed public offering price of $0.583 per Ordinary Share, which was the last reported sales price on Nasdaq of our Ordinary Shares on March 27, 2024, assuming no exercise of the underwriter’s over-allotment option to purchase additional Ordinary Shares and/or Pre-Funded Warrants, and the exercise for cash of all Pre-Funded Warrants in this offering, after deducting estimated underwriting discount and commissions and estimated offering expenses payable by us, as if the sale of the Ordinary Shares had occurred on December 31, 2023.

The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. The below assumes the sale of the offering amount, that no Pre-Funded Warrants are issued in this offering which, if sold, would reduce the number of ordinary shares that we are offering on a one-for-one basis.

You should read this table in conjunction with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference in this prospectus.

	As of December 31, 2023
U.S. dollars in thousands	Actual	Pro Forma As Adjusted
Cash	810	6,829
Long term debt	278	278
Shareholders’ equity:
Share capital	57	93
Additional paid in capital	26,692	32,675
Accumulated losses	(21,223)	(21,223)
Total shareholders’ equity	5,526	11,545
Total capitalization	5,804	11,823

The number of Ordinary Shares held by existing shareholders is based on 20,387,428 Ordinary Shares outstanding as of December 31, 2023, and excludes as of such date:

●	1,749,189 Ordinary Shares issuable upon the exercise of options allocated or granted to directors, employees and consultants under our share incentive plan, at a weighted average exercise price of $0.73, of which 1,118,272 were vested as of December 31, 2023;

●	22,205 Ordinary Shares issuable upon the exercise of warrants issued to a consultant at an exercise price of $2.25, which are all vested as of December 31, 2023, and additional 23,640 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $4.23 per Ordinary Share;

●	1,066,637 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	671,687 Ordinary Shares issuable upon the exercise of warrants issued to certain investors in April 2021 pursuant to their share purchase agreements with us, at an exercise price of $5.29 per Ordinary Share; and

●	7,860,861 Ordinary Shares issuable upon exercise of 7,860,861 IPO Warrants issued in the IPO and Underwriter’s Warrants to purchase up to 187,500 Ordinary Shares.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted immediately to the extent of the difference between the public offering price per Ordinary Share you will pay in this offering and the pro forma net tangible book value per Ordinary Share after this offering. As of December 31, 2023, we had a net tangible book value of $5.5 million, corresponding to a net tangible book value of $0.27 per Ordinary Share. Net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 20,387,428, the total number of Ordinary Shares issued and outstanding on March 27, 2024.

After giving effect to the sale of the Ordinary Shares offered by us in this offering, assuming no exercise of the underwriter’s over-allotment option to purchase additional Ordinary Shares and assuming the sale of the maximum offering amount, that no pre-funded warrants are sold in this offering and that no common warrants are exercised for cash , after deducting the estimated underwriters’ commission and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value estimated at December 31, 2023 would have been approximately $11.5 million, representing $0.35 per Ordinary Share. At the assumed public offering price for this offering of $0.583 per Ordinary Share, which is the last reported sales price on Nasdaq of our Ordinary Shares on March 27, 2024, set forth on the cover page of this prospectus, this represents an immediate increase in historical net tangible book value of $0.08 per Ordinary Share to existing shareholders and an immediate dilution in net tangible book value of $0.23 per Ordinary Share to purchasers of Ordinary Shares in this offering. Dilution for this purpose represents the difference between the price per Ordinary Share paid by these purchasers and pro forma net tangible book value per Ordinary Share immediately after the completion of this offering.

The following table illustrates this dilution on a per Ordinary Share basis to purchasers of Ordinary Shares in this offering:

Assumed public offering price per Ordinary Share	$0.583
Net tangible book value per Ordinary Share as of December 31, 2023	$0.27
Pro forma net tangible book value per Ordinary Share	$0.35
Increase in pro forma net tangible book value per Ordinary Share attributable to new investors	$0.08
Dilution per Ordinary Share to new investors	$0.23
Percentage of dilution in net tangible book value per Ordinary Share for new investors	$38.9%

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. A $0.20 increase in the assumed offering price of $0.583 per Ordinary Share would increase or decrease our pro forma as adjusted net tangible book value per Ordinary Share after this offering by $0.15 and the dilution per Ordinary Share to new investors by $0.36, assuming 12,000,000 Ordinary Shares offered by us, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Ordinary Shares we are offering.

We may also increase or decrease the number of the Ordinary Shares we are offering. An increase or decrease of 500,000 in the number of the Ordinary Shares offered by us in this offering would increase or decrease our pro forma as adjusted net tangible book value after this offering by approximately $271 thousand and the as adjusted net tangible book value per Ordinary Share after this offering by $0.09 per Ordinary Share and would increase or decrease the dilution per Ordinary Share to new investors by $0.22 , assuming the assumed public offering price remains the same, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

The information above assumes that the underwriter does not exercise its over-allotment option and the exercise of the Pre-Funded Warrants. If the underwriter exercises its over-allotment option to purchase up to an additional 1,800,000 Ordinary Shares in full in this offering, the number of Ordinary Shares held by new investors will increase to 13,800,000 or 40.4% of the total number of Ordinary Shares issued and outstanding after this offering and the percentage of Ordinary Shares held by existing shareholders will decrease to 59.6% of the total Ordinary Shares issued and outstanding.

The following table summarizes, on a pro forma basis as of December 31, 2023, the differences between the number of Ordinary Shares acquired from us, the total amount paid and the average price per Ordinary Share paid by the existing holders of our Ordinary Shares and by investors in this offering and is based upon an assumed public offering price of $0.583 per Ordinary Share, which is the last reported sales price on Nasdaq of our Ordinary Shares on March 27, 2024, set forth on the cover page of this prospectus.

	Shares		Total Consideration		Average Price Per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	20,387,428	62.9%	$26,543,161	79.1%	$1.30
New investors	12,000,000	37.1	$6,996,000	20.9	$0.583
Total	32,387,428	100.0%	$33,539,161	100%	$1.04

Unless otherwise indicated, the number of Ordinary Shares outstanding prior to and after this offering is based on 20,387,428 Ordinary Shares outstanding as of December 31, 2023 and assumes that all of the Ordinary Shares offered hereby are sold and no Pre-Funded Warrants were sold. This number excludes:

●	1,749,189 Ordinary Shares issuable upon the exercise of options allocated or granted to directors, employees and consultants under our share incentive plan, at a weighted average exercise price of $0.73, of which 1,118,272 were vested as of December 31, 2023;

●	22,205 Ordinary Shares issuable upon the exercise of warrants issued to a consultant at an exercise price of $2.25, which are all vested as of December 31, 2023, and additional 23,640 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $4.23 per Ordinary Share;

●	1,066,637 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	671,687 Ordinary Shares issuable upon the exercise of warrants issued to certain investors in April 2021 pursuant to their share purchase agreements with us, at an exercise price of $5.29 per Ordinary Share; and

●	7,860,861 Ordinary Shares issuable upon exercise of 7,860,861 IPO Warrants issued in the IPO and Underwriter’s Warrants to purchase up to 187,500 Ordinary Shares.

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of Wearable Devices Ltd., or the Company, and the provisions of our articles of association and Israeli law are summaries, do not purport to be complete and is qualified in its entirety by reference to our articles of association, Israeli law and any other documents referenced.

We are offering (i) up to Ordinary Shares; and (ii) up to 12,000,000 Pre-Funded Warrants to purchase up to 12,000,000 Ordinary Shares. For each Pre-Funded Warrant we sell, the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. We are also registering the Ordinary Shares issuable from time to time upon exercise of The Pre-Funded Warrants offered hereby.

Type and class of securities

Ordinary Shares

As of March 27, 2024, our authorized share capital consists of 50,000,000 Ordinary Shares, NIS 0.01 par value per share, of which 20,387,428 Ordinary Shares were issued and outstanding as of such date.

All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our Ordinary Shares and previously issued warrants, or the IPO Warrants, have been listed on the Nasdaq Capital Market under the symbol “WLDS” and “WLDSW,” respectively, since September 13, 2022.

Warrants and Options

As of March 27, 2024, we have issued and outstanding IPO Warrants to purchase an aggregate of 7,860,861 Ordinary Shares, with exercise price of $2.00 per Ordinary Share. The warrants were issued as part of our IPO, and have been listed on the Nasdaq Capital Market under the symbol “WLDSW” since September 13, 2022.

As of March 27, 2024, we have 1,749,189 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to certain employees, directors and consultants, under our 2015 Share Option Plan. An additional 1,066,637 Ordinary Shares are reserved for future issuance under our 2015 Share Option Plan.

Pre-Funded Warrants

The following is a summary of certain terms and conditions of the Pre-Funded Warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the Pre-Funded Warrants, a form of which is an exhibit to this Registration Statement.

Form

The Pre-Funded Warrants will be issued as individual warrant agreements to the purchasers.

Term

The Pre-Funded Warrants will not expire until they are fully exercised.

Exercisability

The Pre-Funded Warrants are exercisable at any time until they are fully exercised. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional Ordinary Shares will be issued in connection with the exercise of a Pre-Funded Warrant. The holder of the Pre-Funded Warrant may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Pre-Funded Warrants in Ordinary Shares determined according to the formula set forth in the Pre-Funded Warrant.

Exercise Limitations

Under the terms of the Pre-Funded Warrants, we may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to us subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

Exercise Price

The exercise price of our Ordinary Shares purchasable upon the exercise of the Pre-Funded Warrants is $0.001 per share. The exercise price of the Pre-Funded Warrants and the number of Ordinary Shares issuable upon exercise of the Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares, as well as upon any distribution of assets, including cash, stock or other property, to our shareholders.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not intend to list the Pre-Funded Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares of common stock), the holders of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-Funded Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each Pre-Funded Warrant shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.

No Rights as a Shareholder

Except by virtue of such holder’s ownership of shares of common stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until such holder exercises the Pre-Funded Warrant.

Tax Treatment of Pre-Funded Warrants

Israeli tax law is not sufficiently clear regarding the treatment of pre-funded warrants and therefore pre-funded warrants may be treated as ordinary shares for Israeli income tax purposes. Purchasers should consult their tax advisors regarding the proper Israeli tax treatment of pre-funded warrants.

Material United States federal income tax considerations for non-U.S. holders

Although it is not entirely free from doubt, A Pre-Funded Warrant should be treated as an Ordinary Share for U.S. federal income tax purposes and a holder of a pre-funded warrant should generally be taxed in the same manner as a holder of Ordinary Shares. Accordingly, no gain or loss should be recognized upon the exercise of A Pre-Funded Warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the Ordinary Shares. Similarly, the tax basis of a pre-funded warrant should carry over to the Ordinary Shares received upon exercise, increased by the exercise price (if applicable). Each holder of Pre-Funded Warrants should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations).

Underwriting

The underwriters will purchase the Pre-Funded Warrants pursuant to the underwriting agreement described herein on terms generally consistent with those applicable to the Ordinary Shares being sold in the offering. The underwriting discounts and commissions per Pre-Funded Warrant will be equal to the underwriting discounts and commissions per share of Ordinary Shares sold in the offering.

Articles of Association

Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law 5759-1999, or the Companies Law, or under our articles of association to be exercised or taken by our shareholders.

Rights Attached to Ordinary Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our articles of association, our directors are elected by the general meeting and, unless appointed for a shorter term, serve in office until the third annual general meeting after the general meeting in which such director was appointed, in which such later annual general meeting the directors will be brought for re-election or replacement.

In each annual general meeting, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire, and all other directors whose service term lapsed shall be deemed to have been re-elected for a term until the next annual general meeting. The director to be deemed and to be re-elected is the director that served the longest period since its appointment or last re-election. If more than one director served the longest time, the board of directors will decide which of such directors will be brought for re-election at the relevant general meeting.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power, or the Non Exempted Holding. However, under a new exemption applicable as of March 12, 2024, the board of directors of an Israeli company whose shares are listed outside of Israel, shall convene a special meeting at the request of: (i) one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital instead of five (5%) in the past, and at least one percent (1%) of the voting rights in the company, or (ii) one or more shareholders holding at least ten percent (10%) of the voting rights in the company, unless the applicable law incorporated in the country in which the Company is listed for trade, establishes a right to demand convening of such a meeting for those holding less than ten percent (10%) of the voting rights in the company (in which case, the Non Exempted Holding shall apply).

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and sixty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	the exercise of our board of directors’ powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors (other than with respect to circumstances specified in our articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law require that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our articles of association provide that resolutions amending provisions of the articles of association related to the staggered board of directors and the composition of the board of directors, as well as a resolution to dismiss a director, will require an affirmative vote of 70% of the voting power represented at a general meeting and voting thereon. Other than that, and unless otherwise required under the Companies Law and our articles, all resolutions of the Company’s shareholders require a simple majority vote. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities in our articles of association. In certain circumstances the IPO Warrants and the Pre-Funded Warrants have restrictions upon the exercise of such warrants if such exercise would result in the holders thereof owning more than 4.99% or 9.99% of our Ordinary Shares upon such exercise, as further described below.

Provisions Restricting Change in Control of Our Company

Our articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company’s board of directors. Other than that, there are no specific provisions of our articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” hereof will be defined as described in section 275(a)(3) of the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Exclusive Forum

Our articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act and that any person or entity purchasing or otherwise acquiring any interest in any security of the Company, shall be deemed to have notice of and consented to this exclusive forum provision.

Staggered Board

Our articles of association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

IPO Warrants

The following summary of certain terms and provisions of the existing IPO Warrants and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, and the form of IPO Warrant, both of which are filed as exhibits to our registration statement on Form F-1 (File No. 333-262838).

Exercisability

The IPO Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The IPO Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice and, at any time a registration statement registering the issuance of the Ordinary Shares underlying the IPO Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Ordinary Shares underlying the IPO Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the IPO Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the IPO Warrant. No fractional shares will be issued in connection with the exercise of an IPO Warrant. In lieu of fractional shares, the Company will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the IPO Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to the Company.

Exercise Price

The exercise price per whole Ordinary Share purchasable upon exercise of the IPO Warrants is $4.00 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. Subject to certain exemptions outlined in the IPO Warrant, for a period until two years from the date of issuance of the IPO Warrant, if the Company shall sell, enter into an agreement to sell and subsequently sells, or grant any option to purchase, or sell, enter into an agreement to sell and subsequently sells, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition the subsequently closes) any Ordinary Shares or convertible security, at an effective price per share less than the exercise price of the IPO Warrant then in effect, the exercise price of the IPO Warrant shall be reduced to equal the effective price per share in such Dilutive Issuance; provided, however, that in no event shall the exercise price of the IPO Warrant be reduced to an exercise price lower than 50% of the Initial Exercise Price. On the date that is 90 calendar days immediately following the initial issuance date of the IPO Warrants, the exercise price of the IPO Warrants will adjust to be equal to the Reset Price, provided that such value is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) 50% of the Initial Exercise Price of the IPO Warrants on the issuance date or (b) 100% of the lowest volume weighted average price per Ordinary Share occurring on any day between the initial exercise date of the IPO Warrants and 90 calendar days following the issuance date of the IPO Warrants. The lowest Reset Price is $2.00, which is 50% of the Initial Exercise Price.

On September 20, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $2.00 for the IPO Warrants. Accordingly, effective after the closing of trading on December 14, 2022 (the 90th calendar day immediately following the issuance date of the IPO Warrants), the IPO Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the IPO Warrants to $2.00.

Transferability

Subject to applicable laws, the IPO Warrants may be offered for sale, sold, transferred or assigned without the Company’s consent.

Warrant Agent

The IPO Warrants were issued in registered form under a warrant agent agreement between VStock Transfer, LLC, as warrant agent, and the Company. The IPO Warrants were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions

In the event of a fundamental transaction, as described in the IPO Warrants and generally including any reorganization, recapitalization or reclassification of the Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the Company’s outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by the Company’s outstanding Ordinary Shares, the holders of the IPO Warrants will be entitled to receive upon exercise of the IPO Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the IPO Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the IPO Warrants. The holders of the IPO Warrants may also require the Company or any successor entity to purchase the IPO Warrants from the holders by paying to the holder an amount in cash (or other types or form of consideration in special circumstances listed in the IPO Warrant) equal to the Black Scholes value of the remaining unexercised portion of the IPO Warrant on the date of the fundamental transaction.

Home Country Practice

For so long as any of the IPO Warrants remains outstanding, the Company will elect to follow home country practice in lieu of any rules and regulations of the trading market that would limit the Company’s ability to effect the provisions of the IPO Warrants, including but not limited to shareholder approval rules related to the issuance of securities or adjustment of terms of this IPO Warrant for the benefit of warrant holders.

Rights as a Shareholder

Except as otherwise provided in the IPO Warrants or by virtue of such holder’s ownership of the Company’s Ordinary Shares, the holder of a IPO Warrant does not have the rights or privileges of a holder of the Company’s Ordinary Shares, including any voting rights, until the holder exercises the IPO Warrant.

Governing Law

The IPO Warrants and the warrant agent agreement are governed by New York law.

Underwriter’s Warrants

The following summary of certain terms and provisions of the Underwriter’s Warrants, is subject to, and qualified in its entirety by, the provisions of the form of Underwriter’s Warrants, which is filed as Exhibit 4.1 to the registration statement on Form F-1, as amended (File No. 333-262838).

As part of our IPO on the Nasdaq Capital Market, we issued the Underwriter’s Warrants to the underwriter. The Underwriter’s Warrants are exercisable at $5.31 per Ordinary Share, became exercisable beginning on March 12, 2023 and will expire on September 12, 2027. The Underwriter’s Warrants have been deemed compensation by FINRA and were therefore subject to a six-month lock-up pursuant to Rule 5110 of FINRA. Furthermore, such Underwriter’s Warrants shall be exercisable on a cash basis, provided that if a registration statement registering the ordinary shares underlying the Underwriter’s Warrants is not effective, the Underwriter’s Warrants may be exercised on a cashless basis and have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F). The issuance of the Underwriter’s Warrants was previously registered and is not being registered as part of the registration statement of which this prospectus forms a part.

TAXATION

Tax Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a Pre-Funded Warrant should be treated as an ordinary share for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of our ordinary shares, as described below (except as otherwise noted below). However, our characterization is not binding on the U.S. Internal Revenue Services, or IRS, and the IRS may treat the Pre-Funded Warrants as warrants to acquire our ordinary shares. If so, the tax consequences, including the amount and character of your gain, with respect to an investment in our Pre-Funded Warrants could change. Accordingly, each U.S. Holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes unless otherwise noted.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares or Pre-Funded Warrants. Subject to the discussion under “Passive Foreign Investment Company” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024, a U.S. Holder generally will recognize capital gain or loss upon the sale, exchange, or other taxable disposition of our ordinary shares or Pre-Funded Warrants in an amount equal to the difference between the amount realized on the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis (determined under U.S. federal income tax rules) in such ordinary shares or Pre-Funded Warrants . This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in our ordinary shares or Pre-Funded Warrants exceeds one year. Preferential tax rates for long-term capital gain (currently, with a maximum rate of 20%) will apply to individual U.S. Holders. The deductibility of capital losses is subject to limitations. The gain or loss generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes, subject to certain possible exceptions under the U.S.-Israel Tax Treaty. The additional 3.8% “net investment income tax” (described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024) may apply to gains recognized upon the sale, exchange, or other taxable disposition of our ordinary shares or Pre-Funded Warrants by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of their ordinary shares or Pre-Funded Warrants.

Exercise and Expiration of Pre-Funded Warrants. In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Pre-Funded Warrants into ordinary shares. The U.S. federal income tax treatment of a cashless exercise of Pre-Funded Warrants into our ordinary shares is unclear. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Pre-Funded Warrants .

The expiration of a Pre-Funded Warrant will generally be treated as if the U.S. Holder sold or exchanged the warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Pre-Funded Warrant.

Certain Adjustments to the Pre-Funded Warrants. Under Section 305 of the Code, an adjustment to the number of ordinary shares issued on the exercise of the Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants, may be treated as a constructive distribution to a U.S. Holder of the Pre-Funded Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Pre-Funded Warrants.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR PRE-FUNDED WARRANTS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters of this offering. We have entered into an underwriting agreement dated                             , 2024 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of securities next to its name in the following table:

Underwriter	Number of Shares	Number of Pre-Funded Warrants
ThinkEquity LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares and/or Pre-Funded Warrants offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement The Ordinary Shares and/or Pre-Funded Warrants are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the Ordinary Shares and/or Pre-Funded Warrants offered by this prospectus if any such Ordinary Shares and/or Pre-Funded Warrants are taken, other than those Ordinary Shares and/or Pre-Funded Warrants covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to 1,800,000 additional Ordinary Shares and/or Pre-Funded Warrants at a public offering price of $0.583 per share (or $0.582 per Pre-Funded Warrant), solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the closing date of this offering solely to cover sales of Ordinary Shares and/or Pre-Funded Warrants by the underwriters in excess of the total number of Ordinary Shares and/or Pre-Funded Warrants set forth in the table above. If any of these additional Ordinary Shares and/or Pre-Funded Warrants are purchased, the underwriters will offer the additional Ordinary shares and/or Pre-Funded Warrants on the same terms as those on which the shares are being offered.

Discount

The underwriters propose initially to offer the Ordinary Shares and/or Pre-Funded Warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per Ordinary Share. If all of the Ordinary Shares and/or Pre-Funded Warrants offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the offering price, underwriting discounts, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option. This information also assumes the exercise for cash of all Pre-Funded Warrants issued in this offering.

	Per Share	Per Pre-Funded Warrant	Total Without Over-Allotment Option	Total With Over-Allotment Option
Offering price	$	$	$	$
Underwriting discount and commissions (7%)	$	$	$	$
Proceeds, before expense, to us	$	$	$	$

We have paid an expense deposit of $25,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have also agreed to pay certain of the representative’s expenses relating to the offering, including: (a) all fees, expenses and disbursements relating to background checks of our officers, directors and entities in an amount not to exceed $5,000 in the aggregate; (b) fees and expenses of the underwriter’s legal counsel not to exceed $100,000; (c) the costs associated with post-Closing advertising the Offering in the national editions of the Wall Street Journal and New York Times; (d) the representatives’ actual accountable “road show” expenses; and (e) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones.

Our total estimated expenses of the offering, including registration, filing, and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions and excluding the non-accountable expense allowance, are approximately $ .

Representative’s Warrants

Upon closing of this offering, we have agreed to issue the representative warrants, or the Representative’s Warrants, as compensation to purchase up to 600,000 Ordinary Shares (5% of the aggregate number of Ordinary Shares and/or Pre-Funded Warrants sold in this offering). The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The Representative’s Warrants are exercisable, in whole or in part, during the four and one half year period commencing 180 days from the commencement of sales of the Ordinary Shares in this offering. In accordance with FINRA Rule 5110(e), any underwriting compensation consisting of securities must not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days beginning on the date of commencement of sales of the public equity offering, except as provided in FINRA Rule 5110(e)(2).

In addition, the warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the date of the Underwriting Agreement in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than two years from the initial exercise date of the Representative’s Warrants in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of Ordinary Shares at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, and our executive officers and directors have agreed, without the prior written consent of the representative, not to, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Ordinary Shares, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our Ordinary Shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for, with respect to the Company, a period of 90 days from the date of this prospectus, and our executive officers, directors, and any 5% or greater holder of our outstanding Ordinary Shares as of the pricing date of the offering, a period of 90 days from the date of this prospectus.

Additionally, the we have agreed that for a period of 6 months after the Offering, we will not directly or indirectly offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company in any “at-the-market”, continuous equity or variable rate transaction, without the prior written consent of the representatives.

Right of First Refusal

We have granted the representative a right of first refusal, for a period of six months from the closing of the offering, provided that the offering results in gross proceeds of $7 million or more, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all of our equity linked financings, each, a Subject Transaction, or any successor (or any of our subsidiaries), on terms and conditions customary to the representative for such Subject Transactions.

Discretionary Accounts

The underwriters do not intend to confirm sales of the Ordinary Shares and/or Pre-Funded Warrants offered hereby to any accounts over which they have discretionary authority.

Nasdaq Capital Market Listing

Our Ordinary Shares and Ordinary Shares issuable upon exercise of any Pre-Funded Warrants are listed on The Nasdaq Capital Market under the symbol “WLDS”, and certain warrants for our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “WLDSW”. We do not intend to apply for a listing of the Pre-Funded Warrants on any national securities exchange.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Except for services provided in connection with our previous public offering of securities which closed on November 13, 2023, provided by Aegis Capital Corp., no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our Ordinary Shares for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Ordinary Shares over-allotted by the underwriters is not greater than the number of Ordinary Shares that they may purchase in the over-allotment option. In a naked short position, the number of Ordinary Shares involved is greater than the number of Ordinary Shares in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our Ordinary Shares or reduce any short position by bidding for, and purchasing, Ordinary Shares in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing Ordinary Shares in this offering because the underwriter repurchases the Ordinary Shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our Ordinary Shares are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus s made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area, each, a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or the AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or CONSOB) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended, or Qualified Investors; and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such securities, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or the FSMA, has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or the FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated, together, the relevant persons. The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES

Set forth below is an itemization of the total expenses, incurred and paid in connection with the offer and sale of our securities by us pursuant to this offering and including the securities remaining covered by this prospectus. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$1,239.13
FINRA filing fee	$1,759.28
Printer fees and expenses	$10,000
Legal fees and expenses	$150,000
Accounting and professional fees and expenses	$37,000
Reimbursement of underwriters’ legal and other expenses	$145,000
Miscellaneous	$142,002
Total	$487,000.41

LEGAL MATTERS

Certain legal matters concerning the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law were passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel. Certain legal matters related to the offering will be passed upon for the underwriters by Pearl Cohen Zedek Latzer Baratz LLP.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange, based on the latest official exchange rate published by the Bank of Israel before the payment the date. However, the obligated party will fulfill his duty by the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to the IPO. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on foreign private issuer reports on Form 6-K, unaudited six-month financial information.

We maintain a corporate website at www.wearabledevices.co.il. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024; and

●	The description of our securities contained in Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 5 Ha-Tnufa St., Yokne’am Illit, 2066736, Israel, Tel: +972.4.6185670, Attention: Chief Financial Officer

Up to 12,000,000 Ordinary Shares

Up to 12,000,000 Pre-Funded Warrants

Wearable Devices Ltd.

PRELIMINARY PROSPECTUS

ThinkEquity

              , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-2999, or Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court; (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement shall provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation, in advance, from liability arising from a company’s transaction in which our controlling shareholder or office holder has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since March 2021, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.  The conversions described below were exempt from registration under Securities Act in reliance on Section 3(a)(9) of the Securities Act.

In April 2021, the Company converted all of the above convertible securities into an aggregate of 3,081,102 ordinary shares, NIS 0.01 par value per share, or the Ordinary Shares.

In April 2021, we issued to a group of investors 1,343,374 Ordinary Shares and warrants to purchase 671,687 Ordinary Shares, at an exercise price of 125% of the per share purchase price in an initial public offering, for a total consideration of $3.025 million. Prior to the issuance, (i) we converted each one of our issued and outstanding ordinary A shares into one Ordinary Share; (ii) reclassified our authorized share capital of 2,000,000 ordinary A shares into 2,000,000 Ordinary Shares; (iii) increased our authorized share capital by 10,000,000 Ordinary Shares; and (iv) increased the number of Ordinary Shares under our 2015 Share Option Plan, or the 2015 Plan, by an additional 200,000 Ordinary Shares.

In November 2021, we issued warrants to purchase up to 22,205 Ordinary Shares, issued to a consultant, at an exercise price of $2.25 per share to a consultant, which all are vested as of March 27, 2024. In September 2022, we issued warrants to purchase up to 23,640 Ordinary Shares, issued to an advisor, at an exercise price of $4.23 per Ordinary Share.

In January 2022, we began entering into certain simple agreements for future equity, or the SAFEs, for aggregate proceeds of up to $3 million, of which we received $500 thousand under the SAFEs. Any amounts received under the SAFEs we enter into will be automatically converted into our Ordinary Shares in the event we close an Equity Financing (as defined hereinafter) at a discount of 20% from the per share purchase price in such Equity Financing. An Equity Financing is a transaction or series of transactions with the principal purpose of raising capital in an aggregate amount of at least $5,000,000, excluding all outstanding (i) SAFEs, and (ii) other convertible securities (if any), pursuant to which we issue and sell Ordinary Shares at a fixed pre-money valuation. In addition, we agreed to issue to each SAFE investor a warrant to purchase our Ordinary Shares with an exercise price equal to 150% of the public offering price in such offering for an aggregate amount of up to 25% of such investor’s SAFE amount. The warrants shall be exercisable until the earlier of: (i) eighteen (18) months from January 2022; or (ii) in a change of control event, which generally covers (a) transaction in which any person or group becomes the beneficial owner, directly or indirectly, of more than 50% of our outstanding voting securities with the right to vote for the election of members of our board of directors, or (b) any reorganization, merger or our consolidation, or (c) a sale, lease or other disposition of all or substantially all of our assets. Following the consummation of our initial public offering, or IPO, in September 2022, $100 thousand received under the SAFEs were repaid in cash and $400 thousand were converted into 118,204 Ordinary Shares, based on the IPO price of $4.23 per Ordinary Share.

In February 2023, we issued a total of 169,125 Ordinary Shares to Alpha Capital Anstalt, or Alpha, and certain other investors pursuant to the terms of their April 2021 share purchase agreements with us, as amended by the June 2022 written consent with Alpha.

Since March 2021, we have granted to our directors, consultants and service providers, officers, and employees options to purchase an aggregate of 1,089,385 Ordinary Shares under our 2015 Plan, with an exercise prices ranging between $0.003 and $2.251 per share. As of March 27, 2024, 372,771 options granted to directors, officers and employees were exercised, and 133,163 options forfeited, such that the total outstanding amount of options allocated or granted to directors, officers and employees as of March 27, 2024 is 1,749,189.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

1.1**	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Association of Wearable Devices Ltd. (filed as Exhibit 3.2 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
4.1	Form of Warrant Agent Agreement (filed as Exhibit 4.3 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).
4.2	Form of Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on September 22, 2022 and incorporated herein by reference).
4.3	Form of Underwriter’s Warrant (filed as Exhibit 4.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
4.4**	Form of Pre-Funded Warrant.
4.5**	Form of Representative’s Warrant (included as Exhibit A to Exhibit 1.1).
5.1**	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Wearable Devices Ltd.
10.1	Form of Indemnification Agreement (filed as Exhibit 10.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.2	Wearable Devices Ltd. 2015 Share Option Plan (filed as Exhibit 10.2 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).
10.3	First Amendment to Wearable Devices Ltd. 2015 Share Option Plan (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on August 31, 2023 and incorporated herein by reference).
10.4	Share Purchase Agreement, dated April 22, 2021, by and between Wearable Devices Ltd. and Alpha Capital Anstalt (filed as Exhibit 10.3 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).

10.5#	Agreement, dated July 16, 2020, by and between Wearable Devices Ltd. and the Israeli Innovation Authority (filed as Exhibit 10.4 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.6	Compensation Policy (filed as Exhibit 10.5 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.7	Senior Credit Facility Agreement, dated July 4, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd. (filed as Exhibit 10.6 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.8	First Addendum to Senior Agreement, dated July 19, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd. (filed as Exhibit 10.8 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
21.1	Subsidiaries of Wearable Devices Ltd. (filed as Exhibit 21.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
23.1*	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO member firm, an independent registered public accounting firm.
23.2**	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table

*	Filed herewith
**	To be filed by amendment
#	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokne’am Illit, Israel, on March 28, 2024.

Wearable Devices Ltd.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Wearable Devices Ltd. hereby constitute and appoint each of Asher Dahan and Alon Mualem with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Asher Dahan	Chief Executive Officer, Chairman of Board of Directors	March 28, 2024
Asher Dahan	(Principal Executive Officer)

/s/ Alon Mualem	Chief Financial Officer	March 28, 2024
Alon Mualem	(Principal Financial and Accounting Officer)

/s/ Eli Bachar	Director	March 28, 2024
Eli Bachar

/s/ Yaacov Goldman	Director	March 28, 2024
Yaacov Goldman

/s/ Ilana Lurie	Director	March 28, 2024
Ilana Lurie

/s/ Guy Wagner	Director	March 28, 2024
Guy Wagner

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Mudra Wearable, Inc., the duly authorized representative in the United States of Wearable Devices Ltd., has signed this registration statement on March 28, 2024.

Mudra Wearable, Inc.

By:	/s/ Asher Dahan
Name:	Asher Dahan
Title:	President, Director